Universal Institutional Funds, Inc. - Emerging
Markets Equity Portfolio
Item 77O- Transactions effected pursuant to Rule
10f-3

Securities Purchased: Republic of Columbia
4.375% due 3/21/2023
Purchase/Trade Date: 9/14/2012
Offering Price of Shares: COP 98.995
Total Amount of Offering: 1,000,000,000,000 shares
Amount Purchased by Fund: 6,856,000,000 shares
Percentage of Offering Purchased by Fund: 0.686
Percentage of Fund's Total Assets: 0.97
Brokers:  BofA Merrill Lynch, Morgan Stanley
Purchased from:  Merrill Lynch
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%: YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.

Securities Purchased: Chailease Holding Co. Ltd. GDR
Purchase/Trade Date: 10/10/2012
Offering Price of Shares: $8.590
Total Amount of Offering: 24,000,000 shares
Amount Purchased by Fund:  44,900 shares
Percentage of Offering Purchased by Fund: 0.187
Percentage of Fund's Total Assets: 0.06
Brokers:  JP Morgan, Morgan Stanley
Purchased from:  .JP Morgan
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%: YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.